Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the accompanying Registration Statement on Form S-3/A of Whitestone REIT (the “Registration Statement”) of our reports dated March 15, 2019, with respect to the consolidated financial statements of Whitestone REIT, and the effectiveness of Whitestone REIT’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Whitestone REIT for the year ended December 31, 2018.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.
Pannell Kerr Forster of Texas, P.C.

Houston, Texas
May 9, 2019